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                                                                    EXHIBIT 21.1



                 SUBSIDIARIES OF U.S. TIMBERLANDS COMPANY, L.P.



U.S. Timberlands Klamath Falls, L.L.C., a Delaware limited liability company.

  U.S. Timberlands Finance Corp.